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                                                                    Exhibit 99.1

Monday July 31, 2000, 5:34 p.m. Eastern Time

Company Press Release

                      LAKES GAMING ANNOUNCES JOINT VENTURE
                         FOR LAS VEGAS LAND DEVELOPMENT

MINNEAPOLIS--(BUSINESS WIRE)--July 31, 2000--Lakes Gaming, Inc. (Nasdaq: LACO - news) today announced that it has formed a joint venture, Metroplex-Lakes, LLC with Metroplex, LLC to develop Las Vegas real estate now controlled by Lakes. Metroplex, LLC is owned by Las Vegas based real estate developer Brett Torino who will manage the joint venture.

Metroplex-Lakes, LLC plans to develop an upscale retail, commercial, hotel and entertainment complex on approximately 16 acres surrounding the corner of Harmon Avenue and Las Vegas Boulevard (the "Strip"') in Las Vegas. The joint venture has a two-year option to buy the majority of the site from Lakes at a price that will approximately equal Lakes' investment in the property plus the assumption of Lakes' future obligations under a long-term ground lease. The joint venture will also assume Lakes' option to purchase the remainder of the site from a third party.

Lakes will have voting control of the joint venture, however, development decisions affecting the real estate purchased by the joint venture must be mutually agreed upon. Lakes and Metroplex will share results from the joint venture equally. Lyle Berman, Chief Executive Officer of Lakes and a member of the Board of Governors of the new joint venture stated, "We see this as an excellent opportunity to develop what is possibly the best site available remaining for development of the center of the Las Vegas Strip."

The Torino Companies over the last two decades have developed a reputation for excellence in the development, construction and management of award-winning residential and commercial communities in Arizona, California, Colorado and Southern Nevada.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate American Indian tribes for




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three new casino operations. Lakes Gaming, Inc. common shares are traded on the
Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

     Lakes Gaming, Inc., Minneapolis
     Timothy J. Cope
     612-449-7030






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